Exhibit 99.01

MacroSolve Issues Letter to Shareholders

TULSA, OK -- (Marketwired) – 01/27/14 – MacroSolve, Inc. (OTCQB: MCVE) ("MacroSolve" or the "Company"), a leading provider of mobile technology intellectual property and app venture mentorship, announces it has issued a letter to shareholders.

Shareholders and prospective investors may view the letter in full on the Investors Page of the Company’s website at www.macrosolve.com/investors.

The letter provides updates on significant developments at the Company, including:

•	The strategy of MacroSolve to continue patent enforcement litigation while providing patent and advisory services to highly-selective candidate companies;

•
An update on litigation proceedings, including the Markman hearing that was held in September 2013. On January 21, 2014, the United States District Court for the Eastern District of Texas issued its patent claim construction ruling, or “Markman Order”;

•	The Company’s view on the recently-issued Markman Order, which is that the ruling is consistent with MacroSolve’s position in the litigation and is favorable to the strength of its case; and

•	Our cost structure remains low and revenues from mobile app advisory services are encouraging.

About MacroSolve
Founded in 1997, MacroSolve is heralded for its robust IP portfolio, while advancing throughout the mobile apps era by innovating key technologies that have laid the foundation for apps and next-gen developers. Today, MacroSolve is empowering a new era of mobile innovators seeking advisory services and IP strength from a source of experience.

Safe Harbor Statement
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Company Contact
MacroSolve, Inc.
info@macrosolve.com
www.macrosolve.com